DayStar Technologies (DSTI) Receives Letter from Nasdaq

KELOWNA, BC -- (Marketwire - January 9, 2013) – As previously noted, DayStar Technologies Inc. (the “Company”) received notice from Nasdaq that it was not in compliance with Nasdaq’s Listing Rules due to a failure to hold an annual meeting within one year of the end of the Company’s fiscal year ending on December 31, 2011. DayStar notified Nasdaq that it believed it had complied with the Listing Rule since it held an annual meeting of stockholders on December 19, 2012. Daystar has been notified that the annual meeting held on December 19, 2012 did not meet the requirements of Nasdaq’s Listing Rules because the Company did not file a Proxy Statement on Form 14A prior to the meeting. Nasdaq noted that since the Company did not meet the listing requirement it would continue with the previously announced procedures to delist the Company’s securities. Nasdaq has offered the Company an opportunity to request a hearing to appeal this determination. The Company intends to request this hearing from Nasdaq. In the event the Company’s appeal is denied, the Company’s shares would qualify for listing on the OTCBB.

In addition, on November 20, 2012, Staff notified the Company that it had not received the Company’s Form 10-Q for the period ended September 30, 2012 (the “Form 10-Q”), as required by Listing Rule 5250(c)(1), and requested the Company submit a plan to regain compliance by no later than December 5, 2012. The Company then provided Staff with its compliance plan on December 5, 2012, the Company citing that it was adversely affected by a change in its Chief Financial Officer in November 2012 which contributed to its late filing and the missed 14A. The Company filed its Quarterly Report on Form 10Q on January 7, 2013.

The Company plans to appeal Staff’s determination to a Hearings Panel, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request.

About DayStar Technologies, Inc:

DayStar Technologies, Inc. (DSTI) is a developer of solar photovoltaic products based upon CIGS thin film deposition technology and is currently embarked on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at http://www.daystartech.com/.

For further information contact, Peter Lacey, 778.484.5159, info@DayStartech.com

Safe Harbor: Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.